Exhibit 4.5

VERSES AI INC.

CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED JUNE 30, 2024 and 2023

(Expressed in United States dollars)

VERSES AI INC.

Condensed Consolidated Interim Statements of Financial Position

(Expressed in United States dollars)

		June 30, 2024	March 31, 2024
	Notes	(Unaudited)	(Audited)
ASSETS
CURRENT
Cash		$9,798,826	$892,727
Accounts receivable		-	100,000
Due from related parties	8	1,062,062	983,120
Deferred financing costs		-	80,993
Contract assets and unbilled revenue	4	-	1,252,076
Tax receivable		482,172	374,964
Prepaid expenses	13	924,589	794,351
		12,267,649	4,478,231
Due from related parties	8	1,037,102	954,150
Equipment	6, 14	245,542	267,259
TOTAL ASSETS		$13,550,293	$5,699,640
LIABILITIES
CURRENT
Accounts payable and accrued liabilities	5, 8, 20	$4,641,764	$2,865,002
Promissory notes	15	-	2,000,000
Provision for legal claim	20	6,307,258	6,307,258
Restricted share unit liability	7	460,799	576,214
Convertible debenture	12	10,177,913	-
		21,587,734	11,748,474
Loans payable	6	140,285	140,904
TOTAL LIABILITIES		21,728,019	11,889,378
SHAREHOLDERS’ DEFICIENCY
Share capital	10	64,676,806	62,570,235
Contributed surplus	7, 11	12,878,083	13,244,512
Obligation to issue shares	11	6,758,974	-
Accumulated other comprehensive income (loss)		(1,008,467)	(920,958)
Deficit		(91,483,122)	(81,083,527)
TOTAL SHAREHOLDERS’ DEFICIENCY		(8,177,726)	(6,189,738)
TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIENCY		$13,550,293	$5,699,640

Approved and authorized for issue on behalf of the Board on August 14, 2024.

“Gabriel Rene”	“Dan Mapes”
Director	Director

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

2

VERSES AI INC.

Condensed Consolidated Interim Statements of Comprehensive Loss

For the three months ended June 30, 2024 and 2023

(Expressed in United States dollars)

		Period ended June 30,
	Notes	2024		2023
REVENUE	3		$-	$275,519
COST OF REVENUE			-	(269,070)
			-	6,449
EXPENSES
Accounting fees			149,881	114,637
Consulting fees			1,456,201	834,798
Depreciation	14		46,050	60,810
Investor relations			265,417	622,449
Legal fees			437,914	348,588
Management fees	8		25,126	-
Marketing			906,081	1,442,622
Office and general			432,266	347,953
Personnel expenses	8		853,708	691,366
Provision for contract settlement	3, 4		1,252,076	-
Rent			35,338	2,220
Research and development			4,095,152	1,981,374
Share based payments	8, 10		221,500	1,046,212
Travel and meals			124,364	229,894
			(10,301,074)	(7,722,923)
OTHER ITEMS:
Interest expense	6, 12		(71,318)	(286,200)
Accretion expense	12		(42,026)	(167,829)
Other income			14,823	32,000
NET LOSS			(10,399,595)	(8,138,503)
Foreign exchange difference			(87,509)	(12,100)
NET COMPREHENSIVE LOSS			$(10,487,104)	$(8,150,603)
Loss Per Class A Subordinate Voting Shares - Basic and Diluted			$(0.07)	$(0.07)
Loss Per Class B Proportionate Voting Shares - Basic and Diluted		$	Nil	$(0.41)
Weighted Average Number of Class A Subordinate Voting Shares - Basic and Diluted			108,372,491	60,534,137
Weighted Average Number of Class B Proportionate Voting Shares - Basic and Diluted			6,555,556	10,000,000

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

3

VERSES AI INC.

Condensed Consolidated Interim Statements of Changes in Shareholders’ Deficiency

For the three months ended June 30, 2024 and 2023

(Expressed in United States dollars)

	Number of Class B Proportionate Voting Shares	Number of Class A Subordinate Voting Shares	Share Capital	Contributed Surplus	Obligation to Issue Shares	Accumulated Other Comprehensive Loss	Deficit	Total Shareholders’ Deficiency
Balance, March 31, 2023	10,000,000	55,805,937	$30,264,179	$5,606,507	$83,456	$(636,527)	$(34,476,242)	$841,373
Exercise of options and warrants	-	10,416,876	8,411,982	(792,454)	(83,456)	-	-	7,536,072
Stock options granted	-	-	-	406,905	-	-	-	406,905
Modification of finders’ warrants	-	-	-	440,604	-	-	-	440,604
Subscriptions received	-	-	-	-	780,791	-	-	780,791
Net loss	-	-	-	-	-	(12,100)	(8,138,503)	(8,150,603)
Balance, June 30, 2023	10,000,000	66,222,813	$38,676,161	$5,661,562	$780,791	$(648,627)	$(42,614,745)	$1,855,142
Exercise of options and warrants	-	3,532,245	2,630,593	(327,208)	-	-	-	2,303,385
Issuance of units for cash	-	4,878,048	7,491,999	-	-	-	-	7,491,999
Private placement issuance costs	-	50,000	(1,593,214)	697,807	-	-	-	(895,407)
Conversion of convertible debentures (net)	-	4,372,648	5,699,420	(98,048)	-	-	-	5,601,372
Stock options granted	-	-	-	6,527,773	-	-	-	6,527,773
Special warrants issued	-	-	-	-	9,245,479	-	-	9,245,479
Special warrants issuance costs	-	-	-	782,626	(1,584,795)	-	-	(802,169)
Special warrants converted to shares	-	6,612,849	8,441,475	-	(8,441,475)	-	-	-
Issuance of shares for settlement	-	200,000	198,801	-	-	-	-	198,801
SAFE conversion to shares	-	675,000	1,025,000	-	-	-	-	1,025,000
Foreign exchange difference	-	-	-	-	-	(272,331)	-	(272,331)
Net loss	-	-	-	-	-	-	(38,468,782)	(38,468,782)
Balance, March 31, 2024	10,000,000	86,543,603	$62,570,235	$13,244,512	$-	$(920,958)	$(81,083,527)	$(6,189,738)
Exercise of options and warrants	-	2,001,849	2,056,857	(884,868)	-	-	-	1,171,989
Stock options granted	-	-	-	337,045	-	-	-	337,045
Conversion of Class B Proportionate Voting shares into Class A Subordinate Voting shares	(10,000,000)	62,500,000	-	-	-	-	-	-
Shares issued for services	-	50,000	49,714	-	-	-	-	49,714
Special warrants proceeds received	-	-	-	-	7,306,000	-	-	7,306,000
Special warrants issuance costs	-	-	-	181,394	(547,026)	-	-	(365,632)
Net loss	-	-	-	-	-	(87,509)	(10,399,595)	(10,487,104)
Balance, June 30, 2024	-	151,095,452	$64,676,806	$12,878,083	$6,758,974	$(1,008,467)	$(91,483,122)	$(8,177,726)

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

4

VERSES AI INC.

Condensed Consolidated Interim Statements of Cash Flows

For the three months ended June 30, 2024 and 2023

(Expressed in United States dollars)

For the year ended	June 30, 2024	June 30, 2023
Cash provided by (used in):
OPERATING ACTIVITIES
Net loss for the period	$(10,399,595)	$(8,138,503)
Items not involving cash
Depreciation	46,050	60,810
Foreign exchange effect on convertible debenture	65,888	121,895
Interest and accretion expense	113,344	454,029
Issuance of shares for services	49,714	-
Provision for contract settlement	1,252,076	-
Share based payments	221,500	1,046,212
	(8,651,023)	(6,455,557)
Net changes in non-cash working capital items:
Accounts receivable	100,000	(84,827)
Contract assets and unbilled revenue	-	74,481
Tax receivable	(107,208)	(48,504)
Prepaid expenses	(130,238)	(448,252)
Deferred financing costs	-	(106,536)
Accounts payable and accrued liabilities	1,776,762	822,331
Net cash used in operating activities	(7,011,707)	(6,246,864)
INVESTING ACTIVITIES
Due from related parties	(161,894)	(151,760)
Investment in equipment	(24,333)	(49,178)
Net cash used in investing activities	(186,227)	(200,938)
FINANCING ACTIVITIES
Repayments of loans	(2,001,938)	(1,938)
Proceeds from issuance of convertible debenture	10,000,000	-
Proceeds from issuance of equity instruments	1,171,989	7,536,072
Proceeds from issuance of special warrants	7,306,000	780,791
Special warrants issuance costs	(284,509)	-
Lease payments	-	(33,935)
Net cash provided by financing activities	16,191,542	8,280,990
Foreign exchange effect on cash	(87,509)	(12,100)

Net change in cash during the period	8,906,099	1,821,088
Cash, beginning of the period	892,727	4,397,281
Cash, end of the period	$9,798,826	$6,218,369

Supplemental cash flow information (Note 18).

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

5

VERSES AI INC.

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended June 30, 2024 and 2023

(Expressed in United States dollars)

1.	NATURE OF BUSINESS AND GOING CONCERN

Chromos Capital Corp. was incorporated under the Business Corporations Act (British Columbia) on November 19, 2020. On June 17, 2021, Chromos Capital Corp. changed its name to Verses Technologies Inc. On March 31, 2023, Verses Technologies Inc. changed its name to Verses AI Inc. (“VAI”, “VERSES” or the “Company”).

VERSES is a cognitive computing company specializing in biologically inspired distributed intelligence. Their flagship offering, GeniusTM, is patterned after natural systems and neuroscience. Key features of GeniusTM include generalizability, predictive queries, real-time adaptation, and an automated computing network. Built on open standards, GeniusTM transforms disparate data into knowledge models that foster trustworthy collaboration between humans, machines, and artificial intelligence, across digital and physical domains.

On June 28, 2022, the Class A Subordinate Voting Shares of the Company (the “Subordinate Voting Shares”) were listed and started trading on the Cboe Canada Exchange (“Cboe Canada”) (“Listing”) under the symbol “VERS”.

On October 4, 2022, the Company announced that the Company’s Subordinate Voting Shares have commenced trading on the OTCQX® Best Market, an over-the-counter public market in the United States, under the ticker symbol “VRSSF”. VERSES will continue to trade on Cboe Canada in Canada, as its primary listing.

The Company’s head office and registered and records office is located at 205 - 810 Quayside Drive, New Westminster, British Columbia, V3M 6B9, Canada.

For the three months ended June 30, 2024, the Company incurred a net loss of $10,399,595 (June 30, 2023 - $8,138,503) which was funded by the issuance of convertible debenture, special warrants, and exercises of options and warrants. As of June 30, 2024, the Company has an accumulated deficit of $91,483,122 (March 31, 2024 - $81,083,527). The Company’s ability to continue its operations and to realize its assets at their carrying values is dependent upon obtaining additional financing and generating revenues sufficient to cover its operating costs.

The necessity that the Company raise sufficient funds to carry out its growth plans are conditional, in part, on the continuation of its agreements and investor support. The material uncertainty raised by these events and conditions may cast substantial doubt about the Company’s ability to continue as a going concern. These condensed consolidated interim financial statements do not give effect to any adjustments, which would be necessary should the Company be unable to continue as a going concern. In such circumstances, the Company would be required to realize its assets and discharge its liabilities outside of the normal course of business, and the amounts realized could differ materially from those reflected in the accompanying condensed consolidated interim financial statements.

2.	SUMMARY OF MATERIAL ACCOUNTING POLICIES

a)	Statement of compliance

The condensed consolidated interim financial statements have been prepared in accordance with International Accounting Standard (“IAS”) 34 “Interim Financial Reporting”. They do not include all of the information required for full annual financial statements and should be read in conjunction with the Company’s audited annual consolidated financial statements for the fiscal year ended March 31, 2024, which have been prepared in accordance with International Financial Reporting Standards (“IFRS”).

The condensed consolidated interim financial statements were authorized for issue in accordance with a resolution from the Board of Directors on August 14, 2024.

6

VERSES AI INC.

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended June 30, 2024 and 2023

(Expressed in United States dollars)

2.	SUMMARY OF MATERIAL ACCOUNTING POLICIES (continued)

b)	Basis of preparation

These condensed consolidated interim financial statements have been prepared on the historical cost basis, using the accrual basis of accounting, except for cash flow information and certain financial instruments, which are measured at fair value. The preparation of financial data is based on accounting principles and practices consistent with those used in the preparation of the audited annual consolidated financial statements as of March 31, 2024. The condensed consolidated interim financial statements should be read in conjunction with the Company’s audited annual consolidated financial statements for the year ended March 31, 2024.

c)	Consolidation

These condensed consolidated interim financial statements include the accounts of the Company and its wholly owned subsidiaries. The results of the subsidiaries will continue to be included in the condensed consolidated interim financial statements of the Company until the date that the Company’s control over the subsidiaries ceases. Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities.

Details of the Company’s principal subsidiaries at June 30, 2024 and March 31, 2024 are as follows:

Name	Place of Incorporation	June 30, 2024 Interest	March 31, 2024 Interest
Verses Technologies USA, Inc. (“VTU”)	Wyoming, USA	100%	100%
Verses Operations Canada Inc. (“VOC”)	British Columbia, Canada	100%	100%
Verses Logistics Inc. (“VLOG”)	Wyoming, USA	100%	100%
Verses Realities Inc. (“VRI”)	Wyoming, USA	100%	100%
Verses Inc. (“VINC”)	Wyoming, USA	100%	100%
Verses Health Inc. (“VHE”)	Wyoming, USA	100%	100%
Verses Global BV (“VBV”)	Netherlands	100%	100%

d)	Significant accounting estimates and judgments

The preparation of these condensed consolidated interim financial statements requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the condensed consolidated interim financial statements and reported amounts of expenses during the reporting period. These condensed consolidated interim financial statements include estimates that, by their nature, are uncertain. The impacts of such estimates are pervasive throughout the condensed consolidated interim financial statements and may require accounting adjustments based on future occurrences. Revisions to accounting estimates are recognized in the period in which the estimate is revised and future periods if the revision affects both current and future periods. These estimates are based on historical experience, current and future economic conditions and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual outcomes could differ from these estimates.

The significant judgements made by management in the Company’s accounting policies and key sources of estimation uncertainty were the same as those applied in the annual audited consolidated financial statements for the year ended March 31, 2024.

7

VERSES AI INC.

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended June 30, 2024 and 2023

(Expressed in United States dollars)

3.	REVENUE

The Company recognized revenues from contracts with customers in accordance with the following timing under IFRS 15 Revenue from Contracts with Customers.

	Three months ended
	June 30,
	2024	2023
Recognized at a point in time (1)	$-	$-
Recognized over the duration of contracts (2)	-	275,519
Total	$-	$275,519

(1) Includes revenues from completed Proof of Concept contracts (“POCs”).

(2) Includes revenue from Software as a Service (“SaaS”).

Contracts with an expected duration of greater than a year contain performance obligations which are not yet satisfied in an amount of $4,147,924 as of March 31, 2024 (2023 - $4,147,924).

On August 14, 2024, the Company announced the existing SaaS contract with its customer is being voided by both parties (Note 21). As a result, the Company has not recognized any revenues related to SaaS services in the current quarter, and has recorded a provision for the contract settlement for $1,252,076 (Note 4).

4.	CONTRACT ASSETS AND UNBILLED REVENUE

The Company’s contract assets and unbilled revenues are summarized as follows:

	Contract assets	Unbilled revenue	Total
Balance, March 31, 2023	$156,490	$1,193,945	$1,350,435
Additions	-	1,108,131	1,108,131
Invoiced	-	(1,050,000)	(1,050,000)
Costs recognized	(156,490)	-	(156,490)
Balance, March 31, 2024	$-	$1,252,076	$1,252,076
Provision for contract settlement (Note 3)	-	(1,252,076)	(1,252,076)
Balance, June 30, 2024	$-	$-	$-

5.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The Company’s accounts payable and accrued liabilities are summarized as follows:

	June 30, 2024	March 31, 2024
Accounts payable	$4,027,704	$2,782,502
Accrued liabilities	614,060	82,500
	$4,641,764	$2,865,002

8

VERSES AI INC.

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended June 30, 2024 and 2023

(Expressed in United States dollars)

6.	LOANS PAYABLE

Loan activity consisted of the following:

For the period ended	June 30, 2024	March 31, 2024
Balance, beginning of the period	$140,904	$143,331
Repayment	(1,938)	(7,752)
Interest expense	1,319	5,325
Balance, end of the period	$140,285	$140,904

On June 5, 2020, the Company received a $142,400 loan from the U.S. Small Business Administration. The loan is secured by all tangible and intangible personal property of VTU, and bears interest of 3.75% per annum and requires monthly payments of $646 starting in June 2021 with a maturity of 30 years. As of June 30, 2024 $140,285 (March 31, 2024 - $140,904) remains outstanding.

7.	SHARE BASED PAYMENTS

The Company has an Omnibus Equity Incentive Plan (the “Plan”) available to employees, directors, officers, and consultants with grants under the Plan approved from time to time by the Board of Directors. Under the Plan, the Company is authorized to issue options to purchase an aggregate of up to 25% of the Company’s issued and outstanding Subordinate Voting Shares. Each option can be exercised to acquire one Subordinate Voting Share of the Company. The exercise price for an option granted under the Plan may not be less than the market price at the date of grant.

Options to purchase Subordinate Voting Shares have been granted to directors, employees, and consultants as follows:

Expiry date	Weighted Average Remaining Contractual Life in Years	Exercise Price (CAD$)	Outstanding
June 15, 2027	2.96	0.80	2,800,000
September 16, 2027	3.21	1.00	865,000
April 28, 2028	3.83	1.65	100,000
December 15, 2028	4.46	1.35	9,944,305
April 15, 2029	4.79	1.14	252,500
	4.08	$1.22	13,961,805

9

VERSES AI INC.

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended June 30, 2024 and 2023

(Expressed in United States dollars)

7.	SHARE BASED PAYMENTS (continued)

A summary of the Company’s stock options as at June 30, 2024 and changes for the periods then ended is as follows:

	Number of stock options	Weighted Average Exercise Price (CAD$)
Outstanding, March 31, 2023	6,980,000	0.80
Granted	10,000,000	1.35
Exercised	(2,333,750)	0.74
Outstanding, March 31, 2024	14,646,250	$1.19
Granted	315,555	1.18
Exercised	(1,000,000)	0.80
Outstanding, June 30, 2024	13,961,805	$1.22
Exercisable, June 30, 2024	12,138,653	$1.20

During the period ended June 30, 2024, 1,000,000 stock options were exercised at an exercise price of CAD$0.80 for the net proceeds of $584,400. The original fair value of these stock options of $513,376 was reclassified from contributed surplus to share capital upon exercise.

On April 15, 2024, the Company granted 115,000 stock options to employees and independent contractors of the Company with an weighted average exercise price of CAD$1.23, expiring in 5 years, with 25% vesting on the date that is one (1) year from the vesting start date and 6.25% every subsequent quarter. The stock options were fair valued at $72,423 of which $19,457 is recognized in the current period using the Black-Scholes option pricing model with the following assumptions:

Share price at grant date	CAD$1.23
Risk-free interest rate	3.77%
Expected life	5 years
Expected volatility	100%
Expected forfeitures	0%
Expected dividends	Nil
Grant date fair value per option	$0.63

10

VERSES AI INC.

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended June 30, 2024 and 2023

(Expressed in United States dollars)

7.	SHARE BASED PAYMENTS (continued)

On April 15, 2024, the Company granted 200,555 stock options to strategic consultants of the Company with an exercise price of CAD$1.14, expiring in 5 years, where 50,185 stock options vested on the grant date, 15,000 stock options will vest on May 1, 2024, and 15,000 stock options will vest at the beginning of every calendar month thereafter; the balance of 370 stock options will vest 33.33% every 6 months after the grant date. The stock options were fair valued at $104,650 of which $54,839 is recognized in the current period using the Black-Scholes option pricing model with the following assumptions:

Share price at grant date	CAD$1.14
Risk-free interest rate	3.77%
Expected life	5 years
Expected volatility	100%
Expected forfeitures	0%
Expected dividends	Nil
Grant date fair value per option	$0.52

On April 28, 2023, the Company granted 100,000 stock options to a strategic consultant of the Company with an exercise price of CAD$1.65, expiring in 5 years, where 50,000 stock options vest 6 months after the grant date and 50,000 vests 12 months after the grant date. The stock options were fair valued at $91,807 using the Black-Scholes option pricing model with the following assumptions:

Share price at grant date	CAD$1.65
Risk-free interest rate	2.97%
Expected life	5 years
Expected volatility	100%
Expected forfeitures	0%
Expected dividends	Nil
Grant date fair value per option	$0.92

For the period ended June 30, 2024, the Company derecognized $23,329 as share-based payment for stock options granted in April 2023 for strategic consultants of the Company. The fair value of stock options is estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

Share price at revaluation date	CAD$1.01
Risk-free interest rate	3.51%
Expected life	4.1 years
Expected volatility	100%
Expected forfeitures	0%
Expected dividends	Nil
Revaluation date fair value per option	$0.47

11

VERSES AI INC.

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended June 30, 2024 and 2023

(Expressed in United States dollars)

7.	SHARE BASED PAYMENTS (continued)

Included in the Plan, the Company may grant RSUs to employees, directors, officers, and consultants. The RSUs can be settled at the election of the holder for Subordinate Voting Shares, cash, or a combination of Subordinate Voting Shares and cash.

On April 15, 2024, the Company granted 50,000 RSUs to a strategic consultant of the Company, with no exercise price or expiry date, vesting 100% on the grant date. The RSUs were determined to be a liability instrument and were fair valued on day of grant at $36,895 based on the market price of one Subordinate Voting Share on the date of issuance.

On June 20, 2024, the Company granted 1,000,000 RSUs to a strategic investor of the Company, with no exercise price or expiry date, vesting equal installments of 10,000 RSU’s for every CAD$100,000 in revenue derived by the Company from commercial agreements it enters into with affiliates of the strategic investor. No value was attributed to these RSUs as the vesting is still uncertain.

On November 15, 2023, the Company granted 150,000 RSUs to a strategic consultant of the Company, with no exercise price, with expiry date of 10 years from the grant date, vesting 1/3 on the grant date, 1/3 on December 28, 2023, and 1/3 on March 28, 2024.

For the period ended June 30, 2024, the Company revalued the RSUs granted on November 15, 2023. The RSUs were fair valued at $110,686 (March 31, 2024 - $142,449) based on the market price of one Subordinate Voting Share on the revaluation date. The Company derecognized $47,336 as share-based payment for RSUs in the current period.

During the year ended March 31, 2023, 500,000 RSUs were granted to a director, with no exercise price or expiry date, vesting 1/3 on the first anniversary of the Listing and 1/3 each subsequent anniversary thereafter (Note 8). The RSUs were determined to be a liability instrument and were fair valued on day of grant at $309,400 based on the market price of one Subordinate Voting Share on the date of issuance. At June 30, 2024, the RSUs were valued at a fair value of $328,661 (March 31, 2024 - $433,765) based on the market price of one Subordinate Voting Share on revaluation date and the Company derecognized $105,104 as share-based payment for RSUs in the current period. The fair value will be recognized as an expense using the graded vesting method over the vesting period.

Number of RSUs
Balance, March 31, 2023	500,000
Issued, November 15, 2023	150,000
Balance, March 31, 2024	650,000
Issued, April 15, 2024	50,000
Issued, June 20, 2024	1,000,000
Balance, June 30, 2024	1,700,000
Exercisable, June 30, 2024	600,000

12

VERSES AI INC.

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended June 30, 2024 and 2023

(Expressed in United States dollars)

7.	SHARE BASED PAYMENTS (continued)

A reconciliation of share based payments is as follows:

Share based payments	Stock Options	RSUs	Modification of broker's warrants	Total
Previous year graded vesting	373,843	-	-	373,843
New grants April 2023	33,063	-	-	33,063
Revaluation RSUs 2023	-	198,702	-	198,702
Modification of broker's warrants	-	-	440,604	440,604
Balance, June 30, 2023	$406,906	$198,702	$440,604	$1,046,212

Previous years graded vesting	262,749	-	-	262,749
Revaluation RSUs 2023	-	(152,440)	-	(152,440)
New grants April 2024	74,296	36,895	-	111,191
Balance, June 30, 2024	$337,045	$(115,545)	$-	$221,500

8.	RELATED PARTY TRANSACTIONS AND BALANCES

The Company’s related parties consist of the directors, executive officers, and companies controlled by them. Transactions are measured at the exchange amount, which is the amount agreed to by the parties.

Key management personnel include those persons having authority and responsibility for planning, directing, and controlling the activities of the Company as a whole. The Company has determined that key management personnel consist of executive and non-executive members of the Company’s Board of Directors and senior officers.

During the three months ended June 30, 2024 and 2023, related party transactions were as follows:

	For the period ended
	June 30,
	2024	2023
Management fees	$25,000	$-
Management salaries and benefits included in personnel expenses	305,751	271,537
Share-based payments (Note 7)	(102,741)	315,485
	$228,010	$587,022

Included in accounts payable and accrued liabilities at June 30, 2024 were amounts totaling $46,006 (March 31, 2024 – $21,073) due to the a director of the Company, for services provided as Chairman Emeritus and International Director of Global Partnerships.

Included in due from related parties at June 30, 2024 were amounts totaling $2,033,444 (March 31, 2024 - $1,872,334) due from companies controlled by key management personnel, and a loan granted to one member of the management of the Company. These amounts are unsecured, interest-free, and settlement generally occurs in cash.

Also, included in the amounts due from related parties, is a loan of $65,720 (March 31, 2024 - $64,936) to a key member of the management team that is unsecured and has an annual interest rate of 5% and requires principal and interest to be paid in full by May 1, 2033. No repayments were made in the period ended June 30, 2024.

13

VERSES AI INC.

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended June 30, 2024 and 2023

(Expressed in United States dollars)

8.	RELATED PARTY TRANSACTIONS AND BALANCES (continued)

On December 15, 2023, the Company granted 489,506 stock options to the Chief Financial Officer (439,506) and the Chief Operating Officer (50,000) of the Company with an exercise price of CAD$1.35, expiring in 5 years, where 439,506 stock options are vested on the grant date, based on previous commitments, and 6.25% every subsequent quarter. The stock options were fair valued at $374,011 of which $2,363 (June 30, 2023 - $nil) is recognized in the current period using the Black-Scholes option pricing model (Note 7).

At June 30, 2024, the RSUs granted to a director were valued at a fair value of $328,661 (June 30, 2023 - $198,703) based on the market price of one Subordinate Voting Share on revaluation date.

At June 30, 2024, the stock options granted in prior periods to the directors recognized as an expense in the current period using the graded vesting method over the vesting period is $Nil (June 30, 2023 - $116,782).

9.	COMMITMENTS

The Company has an obligation to pay royalties to Cyberlab, LLC (“Cyberlab”) (a company controlled by a director and officer). Cyberlab shall be entitled to receive a share of the gross revenue derived from the sales, licensing, and other commercial activities involving Spatial Domain Names, pursuant to the following schedule:

-	Years 1 through 10 of the Spatial Domain Program: Cyberlab shall be entitled to retain Five Percent (5%) of all gross revenue from the Spatial Domain Program, while VERSES shall retain the remaining Ninety-Five Percent (95%) to allocate between itself and other Spatial Domain Program stakeholders (e.g., registries, registrars, etc.) as it sees fit.
-	Years 11 through 14 of the Spatial Domain Program: Cyberlab shall be entitled to retain Four Percent (4%) of all gross revenue from the Spatial Domain Program, while VERSES shall retain the remaining Ninety-Six Percent (96%).
-	Years 15 through 17 of the Spatial Domain Program: Cyberlab shall be entitled to retain Three Percent (3%) of all gross revenue from the Spatial Domain Program, while VERSES shall retain the remaining Ninety-Seven Percent (97%).
-	Years 18 and 19 of the Spatial Domain Program: Cyberlab shall be entitled to retain Two Percent (2%) of all gross revenue from the Spatial Domain Program, while VERSES shall retain the remaining Ninety-Eight Percent (98%).
-	Years 20 to 25 of the Spatial Domain Program: Cyberlab shall be entitled to retain One Percent (1%) of all gross revenue from the Spatial Domain Program, while VERSES shall retain the remaining Ninety-Nine Percent (99%).

As of June 30, 2024, no amounts are payable under the royalties agreement.

The Company is obligated to grant stock options (“Options”), deferred share units (“DSU”), or restricted stock units (“RSU”) to qualifying consultants and employees based on their respective contracts, to be determined at grant date based on the market price of the Company’s shares. As at June 30, 2024 the outstanding commitment balance is 8,580,300 (March 31, 2024 – 8,965,855) to be granted as options, RSUs or DSUs.

The Company has also entered into severance agreements with executives of the Company. In the case of involuntary termination or a change in control, the executives are entitled to a monetary payment equal to 12 month’s worth of base salary, continuation for 12 months of medical and dental insurance, and immediate, accelerated vesting of all stock options, equity, and related compensation.

14

VERSES AI INC.

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended June 30, 2024 and 2023

(Expressed in United States dollars)

10.	SHARE CAPITAL

a)	Authorized shares

Effective July 20, 2021, the Company amended its Articles to create an unlimited number of Class A Subordinate Voting Shares and unlimited number of Class B Proportionate Voting Shares. Each Subordinate Voting Share shall entitle the holder thereof to one vote. Each Class B share shall entitle the holder thereof to 6.25 votes and such proportionate dividends and liquidation rights. Each Class B share is convertible, at the option of the holder, into 6.25 Subordinate Voting Shares.

On May 30, 2024, 10,000,000 Class B Proportionate Voting Shares were converted into 62,500,000 Subordinate Voting Shares

b)	Issued

During the period ended June 30, 2024, the following equity instruments were exercised for gross proceeds of $1,171,988:

-	23,100 warrants with an exercise price of CAD$1.00.
-	978,749 warrants with an exercise price of CAD$0.80.
-	1,000,000 stock options with an exercise price of CAD$0.80.
The reclassification from contributed surplus from the exercises of warrants and stock options was $884,868.

On April 9, 2024, 50,000 shares were issued to a strategic consultant of the Company. The shares were fair valued at $49,714 considering the share price of CAD$1.35 stated in the consulting agreement.

11.	WARRANTS

On April 18, 2024, the Company announced a non-brokered private placement of special warrants (“Special Warrants”) for gross proceeds of up to CAD$10,000,000 through the sale of 10,000,000 Special Warrants at a price of CAD$1.00 per Special Warrant (the “Private Placement”).

Each Special Warrant shall convert into one Unit of the Company (a “Unit”) at no additional cost upon the earlier of: (i) the Company obtaining a receipt from the applicable securities commission(s) in Canada for the final prospectus qualifying the distribution of the Units to be issued upon exercise or deemed exercise of the Special Warrants; and (ii) the date that is four months and a day after date of issuance of the Special Warrants.

Each Unit is comprised of one Subordinate Voting Share (a “Unit Share”), and one-half of one C Subordinate Voting Share purchase warrant (each full warrant, a “Unit Warrant”). Each Unit Warrant shall be exercisable into one Subordinate Voting Share (a “Unit Warrant Share”) at a price of CAD$1.50 per Unit Warrant Share for a period of two (2) years from the date of issue of the Unit Warrants.

The proceeds received from the Private Placement are to be used for general corporate and working capital purposes, for the continued development of GeniusTM and the release of the Genius beta program, and the repayment of outstanding loans. In particular, US$2,000,000 of the proceeds received will be used to repay the outstanding principal amount of loans accepted by VTU, from two arms’-length investors (Note 15). All securities issued pursuant to the Private Placement will be subject to a four-month hold period from the date of issue.

15

VERSES AI INC.

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended June 30, 2024 and 2023

(Expressed in United States dollars)

11.	WARRANTS (continued)

The Company completed the issuance of 10,000,000 Units for gross proceeds of CAD$10,000,000 and paid fees to eligible finders consisting of: (i) CAD$317,286; and (ii) 316,536 finder warrants (the “Finder Warrants”). Each Finders Warrant will be exercisable into one unit (a “Finder Unit”) at a price of CAD$1.00 per Finder Unit until the date that is two (2) years from the date of issue of the Finder Warrants, which Finder Unit will be comprised of a Subordinate Voting Share and one-half of one Subordinate Voting Share purchase warrant (each, whole warrant, a “Finder Unit Warrant”). Each Finder Unit Warrant shall be exercisable into one Subordinate Voting Share (a “Finder Unit Warrant Share”) at a price of CAD$1.50 per Finder Unit Warrant Share for a period of two (2) years from the date of issue of the Finder Unit Warrants.

The total fair value of the broker warrants was $181,394, estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

Share price at grant date (based on the announcement date)	CAD$1.02
Risk-free interest rate	4.25%
Expected life	2 years
Expected volatility (based on comparable publicly listed entities)	100%
Expected dividends	Nil

In connection with the issuance of convertible debenture (Note 12) the Company issued 6,890,000 warrants. Because the unit price of the convertible debenture (CAD$1.00) is lower than the price of the units on announcement date (CAD$1.02), there is no value to be allocated to the warrants according to the residual value method.

Warrants outstanding as at June 30, 2024 are summarized below:

	Number of warrants	Weighted Average Exercise Price (CAD$)
Balance, March 31, 2023	26,188,410	$0.99
Issued	9,134,608	2.78
Exercised	(11,615,371)	1.31
Balance, March 31, 2024	23,707,647	$1.52
Issued	7,206,536	1.48
Exercised	(1,001,849)	0.80
Expired	(45)	0.80
Balance, June 30, 2024	29,912,289	$1.54

16

VERSES AI INC.

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended June 30, 2024 and 2023

(Expressed in United States dollars)

11.	WARRANTS (continued)

As of June 30, 2024, the Company’s outstanding share purchase warrants expire as follows:

Expiry date	Weighted Average Remaining Contractual Life in Years	Exercise Price (CAD$)	Outstanding
April 3, 2025	0.76	1.20	3,153
April 20, 2025	0.81	1.20	5,250
June 2, 2025	0.92	1.20	31,038
June 16, 2025	0.96	1.20	27,465
July 10, 2025	1.03	1.20	2,660
August 15, 2025	1.13	0.80	1,151,892
August 15, 2025	1.13	1.00	11,238,099
August 15, 2025	1.13	1.20	223,512
August 25, 2025	1.15	1.20	4,977
April 15, 2026	1.79	0.40	1,250,000
April 17, 2026	1.80	1.00	90,400
April 29, 2026	1.83	1.00	180,160
May 16, 2026	1.88	1.00	45,976
July 6, 2026	2.02	2.05	789,127
July 6, 2026	2.02	2.55	7,956,740
December 22, 2026	2.48	1.20	21,840
June 20, 2027	2.97	1.50	6,890,000
	1.85	$1.52	29,912,289

12.	CONVERTIBLE DEBENTURE

On June 20, 2024 the Company entered into a funding agreement with Group 42 Holding Ltd (“G42”), a leading UAE-based AI technology group (the “Strategic Investment”).

Pursuant to the Strategic Investment, G42 has invested $10,000,000 via a private placement of unsecured convertible debenture units of VERSES (the “Units”). Each Unit will consist of: (i) CAD$1,000 in principal amount of unsecured convertible debenture (“Convertible Debenture”); and (ii) 500 detachable share purchase warrants (the “Warrants”) to purchase Subordinate Voting Shares. The Convertible Debenture shall bear interest at a rate of 10% per annum and mature on June 20, 2026 (the “Maturity Date”).

The principal amount of the Convertible Debenture (the “Principal Amount”), together with all accrued interest (collectively, the “Convertible Amount”), shall be convertible, for no additional consideration, on the earliest to occur of: (A) the date on which the Company completes an equity financing, in one or more tranches, for aggregate gross proceeds of at least CAD$15,000,000 at a price per Subordinate Voting Share of not less than CAD$1.00 (an “Equity Financing”), (B) the date on which G42 elects to convert the Convertible Debenture, and (C) the Maturity Date.

17

VERSES AI INC.

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended June 30, 2024 and 2023

(Expressed in United States dollars)

12.	CONVERTIBLE DEBENTURE (continued)

In the event of a conversion of the Convertible Debenture: (i) on the Maturity Date or at the election of G42, the Convertible Amount shall be converted into such number of Subordinate Voting Shares as is equal to the Convertible Amount divided by CAD$1.20 per Share; and (ii) in connection with an Equity Financing, the Convertible Amount shall be converted into such number of Subordinate Voting Shares as is equal to the Convertible Amount divided by the issue price per Subordinate Voting Share sold pursuant to the Equity Financing, multiplied by 80%, provided that, in no event shall such conversion price be greater than CAD$1.20.

If the conversion occurs prior to the Maturity Date, the Holder shall be entitled to all accrued and outstanding unpaid interest, plus an amount equal to the amount of interest that would have otherwise accrued on the Principal Amount to the Maturity Date but for such prior Conversion.

Each Warrant will be exercisable into one Subordinate Voting Share at a price of CAD$1.50 per share until June 20, 2027 (the “Expiry Date”), subject to acceleration. If at any time prior to the Expiry Date, the volume-weighted average trading price of the Subordinate Voting Shares on Cboe Canada (or such other principal exchange or market where the Subordinate Voting Shares are then listed or quoted for trading) exceeds CAD$5.55, as adjusted in accordance with the terms of the certificate representing the Warrants (the “Warrant Certificates”), for a period of 10 consecutive trading days, Verses may, at its option, accelerate the Expiry Date to the date that is 30 days following the written notice to G42, in the form of a press release or other form of notice permitted by the Warrant Certificates.

In connection with commercial agreements that may be entered into between Verses and affiliates of G42, G42 will also receive 1,000,000 restricted stock units (“RSUs”) of Verses, each vested RSU to be settled through the issuance of one (1) Subordinate Voting Share. The RSUs will vest in installments of 10,000 RSUs for every CAD$100,000 of revenue derived by Verses from such commercial agreements.

A reconciliation of convertible debenture is as follows:

Convertible debenture
Balance, March 31, 2024	$-
Fair value of derivative liability (1)	5,311,899
Host liability (2)	4,753,989
Accretion expense	42,026
Interest payable	69,999
Balance, June 30, 2024	$10,177,913

(1) The Company measured the embedded derivative liability using the Monte-Carlo binomial model, with the following assumptions: share price of CAD$1.120 based on the market price of the Company’s shares; risk-free interest rate of 4.63% based on the Canadian bond yield rate; expected volatility of 100% based on comparable publicly listed entities; and an expected life between 0.20 and 2.0 years based on management’s estimate of the probability of the conversion feature being exercised.

(2) IFRS 9 requires entities to calculate the fair value of the embedded derivative first, with the residual value being assigned to the host liability. Subsequently, the derivative liability is measured at FVTPL, while the host debt liability component is measured at amortized cost.

18

VERSES AI INC.

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended June 30, 2024 and 2023

(Expressed in United States dollars)

13.	PREPAID EXPENSES

Prepaid expenses consisted of the following:

	June 30, 2024	March 31, 2024
Deposit	$59,535	$59,535
Retainer	177,977	126,153
Prepaid insurance	14,329	107,663
Subscriptions	672,748	501,000
Balance, end of the period	$924,589	$794,351

14.	EQUIPMENT

Cost	Equipment
Balance, March 31, 2023	365,017

Additions	185,155
Balance, March 31, 2024	$550,172
Additions	24,333
Balance, June 30, 2024	$574,505

Accumulated depreciation	Equipment
Balance, March 31, 2023	130,177

Additions	152,736
Balance, March 31, 2024	$282,913
Additions	46,050
Balance, June 30, 2024	$328,963

Net book value, March 31, 2024	$267,259
Net book value, June 30, 2024	$245,542

15.	PROMISSORY NOTES

On March 11, 2024, the Company’s wholly owned subsidiary VTU, has accepted an interest free loan in the amount of $2,000,000 from two arms-length investors for $1,000,000 each. The loan matures on the earlier of (i) March 10, 2025; and (ii) the date the Company completes a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells its securities to one or more bona fide third parties. On the maturity date, the Company may elect to repay loan by way of cash, or through the issuance of Subordinate Voting Shares in the capital of the Company at a per share price equal to the price of the securities issued in the Equity Financing, subject to the approval of CBOE Canada Inc.

On April 18, 2024, the promissory notes were settled through the issuance of Special Warrants (Note 11).

19

VERSES AI INC.

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended June 30, 2024 and 2023

(Expressed in United States dollars)

16.	FINANCIAL INSTRUMENTS

As of June 30, 2024, the Company’s financial instruments consist of cash, accounts receivable, due from related parties, accounts payable and accrued liabilities, restricted share unit liability, provision for legal claim, and loans payable.

IFRS 13 Fair Value Measurement establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. IFRS 13 prioritizes the inputs into three levels that may be used to measure fair value:

●	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical unrestricted assets or liabilities.
●	Level 2 – Inputs that are observable, either directly or indirectly, but do not qualify as Level 1 inputs (i.e., quoted prices for similar assets or liabilities).
●	Level 3 – Prices or valuation techniques that are not based on observable market data and require inputs that are both significant to the fair value measurement and unobservable.

The Company uses judgment to select the methods used to make certain assumptions and in performing the fair value calculations in order to determine (a) the values attributed to each component of a transaction at the time of their issuance; (b) the fair value measurements for certain instruments that require subsequent measurement at fair value on a recurring basis; and (c) for disclosing the fair value of financial instruments subsequently carried at amortized cost. These valuation estimates could be significantly different because of the use of judgment and the inherent uncertainty in estimating the fair value of these instruments that are not quoted in an active market.

The fair value of cash, accounts receivable, due from related parties, accounts payable, promissory notes, provision for legal claim, and loans payable are measured using Level 1 inputs, the fair value of restricted share unit liability and convertible debentures are measured using Level 2 and Level 3 inputs.

The carrying value of the Company’s other financial instruments approximate their fair values due to their short-term maturities.

There were no transfers between the levels of the fair value hierarchy during the period.

As of June 30, 2024	Level 1	Level 2	Level 3	Total
Assets:
Cash	$9,798,826	$-	$-	$9,798,826
Due from related parties	$2,099,164	$-	$-	$2,099,164
Liabilities:
Accounts payable and accrued liabilities	$4,641,764	$-	$-	$4,641,764
Convertible Debenture	$-	$5,423,924	$4,753,989	$10,177,913
Provision for legal claim	$6,307,258	$-	$-	$6,307,258
Restricted share unit liability	$-	$460,799	$-	$460,799
Loans payable	$140,285	$-	$-	$140,285

20

VERSES AI INC.

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended June 30, 2024 and 2023

(Expressed in United States dollars)

16.	FINANCIAL INSTRUMENTS (continued)

As of March 31, 2024	Level 1	Level 2	Level 3	Total
Assets:
Cash	$892,727	$-	$-	$892,727
Accounts receivable	$100,000	$-	$-	$100,000
Due from related parties	$1,937,270	$-	$-	$1,937,270
Liabilities:
Accounts payable and accrued liabilities	$2,865,002	$-	$-	$2,865,002
Promissory notes	$2,000,000	$-	$-	$2,000,000
Provision for legal claim	$6,307,258	$-	$-	$6,307,258
Restricted share unit liability	$-	$576,214	$-	$576,214
Loans payable	$140,904	$-	$-	$140,904

Credit risk

Credit risk is the risk of loss associated with a counterparty’s inability to fulfill its payment obligations. The financial instrument that potentially subjects the Company to concentrations of credit risk consists principally of cash, accounts receivable, and due from related parties. To minimize the credit risk, the Company places its cash with large financial institutions.

Amounts due from related parties of $2,099,164 (March 31, 2024 - $1,937,270) are due from companies controlled by key management personnel and as such, credit risk is assessed as low. As of June 30, 2024, management assessed that there is no need to provide a credit loss allowance.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company has a planning and budgeting process in place to help determine the funds required to support the Company’s normal operating requirements on an ongoing basis. The Company ensures that there are sufficient funds to meet its short-term business requirements, taking into account its anticipated cash flows from operations, cash holdings, and anticipated future financing transactions.

Contractual cash flow requirements as of June 30, 2024, were as follows:

	<1 year $	1-2 years $	2-5 years $	>5 years $	Total $
Accounts payable and accrued liabilities	4,641,764	-	-	-	4,641,764
Convertible debenture	-	10,071,802	-	-	10,071,802
Loans payable	7,752	7,752	23,256	101,525	140,285
Total	4,649,516	10,079,554	23,256	101,525	14,853,851

As of June 30, 2024, the Company had a working capital deficit of $9,320,085 (March 31, 2024 - $7,270,243).

Foreign exchange risk

Foreign exchange risk is the risk that the fair value or future cash flows will fluctuate due to changes in foreign exchange rates. The Company has financial assets denoted in Euros and Canadian dollars and is therefore exposed to exchange rate fluctuations. As of June 30, 2024, the Company had the equivalent of $14,422,203 (March 31, 2024 - $552,476) net financial liabilities denominated in Canadian dollars and $34,011 (March 31, 2024 - $117,648) in net financial assets denominated in Euros.

21

VERSES AI INC.

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended June 30, 2024 and 2023

(Expressed in United States dollars)

16.	FINANCIAL INSTRUMENTS (continued)

The foreign exchange risk exposure of the Company financial instruments as at June 30, 2024 is as below:

		+/- 10% fluctuation
	Currency	Increase/(decrease)
Financial Instrument Type	CAD$	$ impact
Cash	776,921	56,762	(56,762)
Tax receivable	657,521	48,038	(48,038)
Prepaid expenses	833,727	60,912	(60,912)
Accounts payable and accrued liabilities	(2,125,506)	(155,289)	155,289
Convertible debenture	(13,933,282)	(1,017,791)	1,017,791
Restricted share unit liability	(631,584)	(46,080)	46,080
	(14,422,203)	(1,053,448)	1,053,448

		+/- 10% fluctuation
	Currency	Increase/(decrease)
Financial Instrument Type	EURO	$ impact
Cash	63,411	6,789	(6,789)
Tax receivable	1,669	179	(179)
Accounts payable and accrued liabilities	(30,968)	(3,315)	3,315
	34,111	3,652	(3,652)

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate due to changes in market interest rates. The interest earned on cash balances approximate fair value rates, and the Company is not subject to significant risk due to fluctuating interest rates. As of June 30, 2024, the Company does not hold any liabilities that are subject to fluctuations in market interest rates.

Price risk

Price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate due to changes in market prices, other than those arising from interest rate risk or currency risk. The Company is not exposed to other price risk.

17.	MANAGEMENT OF CAPITAL

The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to pursue the development of their technology. The Company considers the items in shareholders’ equity as capital. There has been no change to what the Company considers capital from the prior year. The Company does not have any externally imposed capital requirements to which it is subject to.

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust the capital structure, the Company may issue Subordinate Voting Shares, dispose of assets or adjust the amount of cash. There has been no change to how capital is managed from the prior year.

22

VERSES AI INC.

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended June 30, 2024 and 2023

(Expressed in United States dollars)

18.	SUPPLEMENTAL CASH FLOW INFORMATION

The supplemental cash paid and received by the Company as at June 30, 2024 is as below:

	For three months ended
	June 30,
	2024	2023
Cash paid for interest	$1,319	$1,938
Cash received for interest	$14,823	$32,000

19.	SEGMENTED NOTE

All of the Company’s non-current assets as of June 30, 2024 and March 31, 2024 and all of the Company’s revenue for the period ended June 30, 2024 and 2023 were in the United States.

The operating segments have been disclosed by geographical region for the three months ended June 30, 2024 and 2023 as follows:

100% of the revenue reported in 2023 is from the SaaS agreement.

	Three months ended
	June 30
Total net (income) loss by country	2024	2023
United States	$6,604,304	$3,480,179
Canada	3,723,740	4,567,951
Netherlands	71,551	90,373
Total net loss by country	$10,399,595	$8,138,503

20.	PROVISION FOR LEGAL CLAIM

On July 13, 2022, David Thomson, a former independent contractor, filed a claim against VTU, Cyberlab LLC, and two directors/officers of the Company in Los Angeles Superior Court. The claim alleges violations of various sections of the California Corporations code, breach of contract, breach of the implied covenant of good faith and fair dealing, and unjust enrichment. Plaintiff claims as much as $5,000,000 in damages, subject to proof.

On September 1, 2022, the Company filed an answer denying any wrongdoing, and also making its own counterclaim against Mr. Thomson. The cross-claims against David Thomson include: (i) misappropriation of trade secrets; (ii) breach of contract; (iii) violation of the California Computer Data Access and Fraud Act (“CDAFA”); and (iv) violation of the Economic Espionage Act, after the Company voluntarily dismissed three cross-claims (alleging violation of the Computer Fraud and Abuse Act, conversion, violation of the Stored Communications Act, respectively). The Company, for its part, seeks to recover both compensatory and punitive damages from Mr. Thomson, as well as restitution of any ill-gotten gains and an award of reasonable attorneys’ fees.

On March 30, 2023, the Motion to Compel Arbitration (“MCA”) was granted, and the two sides have been ordered by the Court to arbitration at the American Arbitration Association. The CDAFA claim was dismissed on Summary Judgment, but the claims for trade secret misappropriation, breach of contract and unjust enrichment were upheld. Depositions were taken by both sides in December 2023 and early 2024, with final pre-trial witness and evidentiary exhibits being submitted on January 22, 2024.

23

VERSES AI INC.

Notes to the Condensed Consolidated Interim Financial Statements

For the three months ended June 30, 2024 and 2023

(Expressed in United States dollars)

20.	PROVISION FOR LEGAL CLAIM (continued)

A final arbitration award was issued in this action on May 17, 2024. The final award imposes liability against: (i) Verses Technologies USA, Inc., a subsidiary of the Company, jointly and severally with Cyberlab, LLC (a company owned by the Company’s president, Dan Mapes), in the amount of $6,307,258, inclusive of interest; and (ii) Cyberlab, VTU and its principals, Gabriel René and Daniel Mapes, jointly and severally, for damages in the amount of $1,900,000, interest of $709,973, costs of $64,303 and the fees of plaintiff’s counsel totaling $920,231. To resolve their part of joint and several liability, Mr. René and Mr. Mapes are working toward satisfying the portion of the award that applies to them as individuals. The remaining liability belongs to VTU, a subsidiary of the company. The Company has received $666,000 of insurance proceeds for the matter, and initial good faith payments of $125,000 have been made to the claimant. Although no settlement has been reached, VTU, is vigorously pursuing resolution negotiations. However, the likelihood of a favourable or unfavourable outcome, or an estimate of the amount or range of potential loss, which is isolated to VTU, is not reasonably foreseeable at this time.

From time to time the Company may be named as a defendant and as a plaintiff in various legal actions arising from the operations of the Company and previous affiliates of the Company. Currently, based upon information available to the Company, the Company does not believe any such matters would have a material adverse effect upon our financial condition or results of operations as at March 31, 2024, except those amounts already reflected in the consolidated financial statements. However, due to the inherent uncertainty of litigation, the Company cannot provide certainty as to their outcome. If the Company’s current evaluations are materially incorrect or if the Company is unable to resolve any of these matters favourably, there may be a material adverse impact on our financial performance, cash flows or results of operations.

Included in accrued liabilities is the net balance for the proceeds of the funds received by the Directors and Officers insurance (“D&O”) by $541,000 (March 31, 2024 - $Nil).

21.	SUBSEQUENT EVENTS

On July 3, 2024, the Company granted 4,313,700 Option Shares and 9,715,000 RSUs to employees and consultants of the Company.

- 4,248,700 stock options were granted with an exercise price of CAD$1.07, expiring in 5 years, 25% vests on the date that is one (1) year from the Vesting Start Date and 6.25% every subsequent quarter.

- 65,000 stock options were granted with an exercise price of CAD$1.35, expiring in 5 years, 25% vests on the date that is one (1) year from the Vesting Start Date and 6.25% every subsequent quarter.

- 8,900,000 RSUs were granted to settle prior commitments of the Company (Note 9) and 815,000 were issued to the Board of directors and key staff members of the Company.

On July 18, 2024, the Company received $1,000,000 from D&O insurance carriers as settlement towards the arbitration award.

Subsequent to June 30, 2024, the Company had the following securities exercised:

-	200,000 stock options for net proceeds of CAD$200,000.
-	545,000 warrants for net proceeds of CAD$545,000.

On August 14, 2024, the Company announced that, due to the change of platform and the structure of the GeniusTM offering, the existing SaaS contract with its customer dated August 25, 2021 is being voided by both parties and no further obligations are required on behalf of either party in respect of the SaaS contract.

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